Exhibit 4.1
Form of Warrant
Beijing med-pharm corporation
Warrant for common stock
Right to purchase                                          (                    ) shares (subject to adjustment) of the common stock, $.001 par value (the “Stock”), of BEIJING MED-PHARM CORPORATION, a Delaware corporation (the “Company”).
The Company hereby certifies that, for value received,
[WARRANT HOLDER]
or registered assigns (the “Holder”), is entitled to purchase from the Company at any time or from time to time during the Exercise Period (as hereinafter defined) an aggregate of                      fully paid and nonassessable shares, subject to adjustment as provided below, of the Stock, on the payment therefore of the exercise price which shall be $9.37 per share (subject to adjustment) (the “Per Share Exercise Price”) multiplied by the number of shares of Stock to be issued (the “Exercise Price”), upon the surrender of this Warrant duly signed by the registered Holder hereof at the time of exercise, accompanied by payment of the Exercise Price, upon the terms and subject to the conditions hereinafter set forth.
The Warrant represented hereby is delivered pursuant to and is subject to that certain Subscription Agreement accepted by the Company as of August 17, 2007 by and between the Company and the Holder (the “Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Agreement.
1.	EXERCISE OF WARRANT. This Warrant shall be exercisable commencing on the date hereof and shall expire at the times specified herein under the heading “EXPIRATION OF WARRANT” (the “Exercise Period”). Subject to the foregoing restrictions, the Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time during the Exercise Period, by surrendering this Warrant, with the Notice of Exercise appended hereto duly executed by or on behalf of the Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Exercise Price payable in respect of the number of shares of Stock purchased upon such exercise.
2.	EXPIRATION OF WARRANT. This Warrant shall expire and shall no longer be exercisable upon the earlier to occur of:
(i)	5:00 p.m., Philadelphia local time, on August 22, 2012; or

(ii)	a Change of Control (as defined below).
In the event of a proposed Change of Control, the Company shall give the Holder ten (10) days prior notice of the proposed closing date of the Change of Control and, to the extent the Warrant has not been exercised by such date, then this Warrant shall terminate. “Change of Control” shall mean:

(i)	the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Company’s jurisdiction of incorporation), unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity; or

(ii)	a sale of all or substantially all of the assets of the Company.
3.	DELIVERY OF STOCK CERTIFICATE UPON EXERCISE. As soon as practicable after the exercise of this Warrant and payment of the Exercise Price (which payment shall be deemed to have occurred when funds are immediately available to the Company without provisions), the Company will cause to be issued in the name of and delivered to the registered Holder hereof or its assigns, or such Holder’s nominee or nominees, a certificate or certificates for the number of full shares of Stock of the Company to which such Holder shall be entitled upon such exercise (and in the case of a partial exercise, a Warrant of like tenor for the unexercised portion remaining subject to exercise prior to the expiration of the Exercise Period set forth herein). For all corporate purposes, such certificate or certificates shall be deemed to have been issued and such Holder or such Holder’s designee to be named therein shall be deemed to have become a holder of record of such shares of Stock as of the date the duly executed exercise form pursuant to this Warrant, together with full payment of the Exercise Price, is received by the Company as aforesaid. No fraction of a share or scrip certificate for such fraction shall be issued upon the exercise of this Warrant; in lieu thereof, the Company will pay or cause to be paid to such Holder cash equal to a like fraction at the prevailing fair market price for such share as determined in good faith by the Company.

4.	ADJUSTMENTS.
(A) Dividends. In the event that a dividend shall be declared upon the Stock of the Company payable in shares of Stock, the number of shares of Stock covered by this Warrant shall be adjusted by adding thereto the number of shares that would have been distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend, and the Per Share Exercise Price shall be adjusted by multiplying the Per Share Exercise Price by a fraction (i) the numerator of which is the number of shares of Stock issued and outstanding immediately prior to the payment of such stock dividend and (ii) the denominator of which is the number of shares of Stock issued and outstanding immediately after the payment of such stock dividend.
(B) Reorganizations, Consolidations, Mergers. Except as otherwise set forth herein, in the event that the outstanding shares of Stock of the Company shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then upon exercise of this Warrant there shall be substituted for the shares of Stock covered by this Warrant, the number and kind of shares of stock or other securities that would have been substituted therefor if such shares of Stock had been outstanding on the date fixed for determining the stockholders entitled to receive such changed or substituted stock or other securities and the exercise price shall be proportionately adjusted.

(C) Other Changes. In the event there shall be any change, other than specified above, in the number or kind of outstanding shares of Stock of the Company or of any stock or other securities into which such Stock shall be changed or for which it shall have been exchanged, then if the Board of Directors shall determine, in good faith, that such change equitably requires an adjustment in the number or kind of shares covered by this Warrant, such adjustment shall be made by the Board of Directors and shall be effective and binding for all purposes on this Warrant.
5.	LOST, STOLEN, DESTROYED OR MUTILATED WARRANT. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft or destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon the surrender and cancellation thereof, the Company will issue and deliver, in lieu thereof, a new Warrant of like tenor.
6. TRANSFER.
(A) Owner of Warrant. The Company may deem and treat the person in whose name this Warrant is registered as the Holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary until presentation of this Warrant for registration of transfer as provided below.
(B) Transfer of Warrant. The Company agrees to maintain, at its then principal place of business, books for the registration of the Warrant and transfers thereof, and this Warrant and all rights hereunder are transferable, in whole or in part, on said books at said office, upon surrender of this Warrant at said office, together with a written assignment of this Warrant duly executed by the Holder hereof or his duly authorized agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and this Warrant shall promptly be canceled.
7.	COVENANTS. The Company covenants that, so long as this Warrant is exercisable, the Company will reserve from its authorized and unissued Stock a sufficient number of shares to provide for the delivery of Stock pursuant to the exercise of this Warrant. The Company further covenants that all shares of Stock that shall be so deliverable upon exercise of this Warrant shall be duly and validly issued and fully paid and nonassessable.
8. CASHLESS EXERCISE RIGHTS.
(A) Cashless Exercise Provisions. Notwithstanding anything to the contrary contained herein, if, at any time after the date that is two years after the Closing Date, a registration statement covering the Warrant Shares ceases to be effective for a period of more than ninety (90) consecutive days (a “Delinquency Period”), then the Holder shall have the right, with respect to any Notice of Exercise of Warrant delivered during such Delinquency Period to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder, without the requirement that the Holder pay any portion of the Exercise Price in cash or other consideration, the number of shares of Stock determined as follows:
               X = Y [(A-B)/A], where:

               X = the number of shares of Stock to be issued to the Holder upon exercise.
               Y = the number of shares of Stock with respect to which this Warrant is being exercised.
           A = the arithmetic average of the VWAP of the Stock for the five Trading Days immediately prior to (but not including) the Exercise Date.
               B = the Exercise Price.
(B)	Certain Definitions. For purposes of this Section 8, the following definitions shall apply:
(i) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or required by law or other governmental action to close.
(ii) “Trading Day” means (a) any day on which the Stock is listed or quoted and traded on its primary Trading Market, or (b) if the Stock is not then listed or quoted and traded on any Trading Market, then any Business Day.
(iii) “Trading Market” means the Nasdaq Global Market or any other national securities exchange, market or trading or quotation facility on which the Stock is then listed or quoted.
(iv) “VWAP” means on any particular Trading Day or for any particular period the volume weighted average trading price per share of Stock on such date or for such period on the primary Trading Market as reported by Bloomberg L.P., or any successor performing similar functions.
9.	MISCELLANEOUS.
(A) No Rights as Shareholder. This Warrant does not confer upon the Holder any rights of a stockholder of the Company, including, without limitation, any right to vote or to consent to or receive notice as a stockholder of the Company.
(B) Notices. Any notices required or permitted to be given under the terms of this Warrant shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective three (3) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier, or by confirmed telecopy, in each case addressed as follow: If to the Company to: at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462, Attn: President, facsimile number (610) 940-1676 and if to the Holder to the address shown therefor on the books and records of the Company. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 9, except that any such change of address notice shall not be effective unless and until received.
(C) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

(D) Amendment. This Warrant and any provision hereof may be amended solely by an instrument in writing signed by the Company and Holder.
(E) Severability. In case any one or more of the provisions of this Warrant shall be determined by a court of competent jurisdiction to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby.
(F) Assignment. This Warrant may not be assigned or transferred by Holder except that the Holder may assign this Warrant and the rights granted to Holder hereunder to a Permitted Transferee). This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and Holder any legal or equitable right, remedy or cause of action under this Warrant.
(G) Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer, and the undersigned Holder has executed this Warrant, effective as of the date first set forth above.

Dated: August __, 2007	BEIJING MED-PHARM CORPORATION

By:

Name:

Title:

NOTICE OF EXERCISE OF WARRANT
To: BEIJING MED-PHARM CORPORATION
The undersigned Holder hereby exercises the right to purchase                      shares of Common Stock, $.001 par value, of Beijing Med-Pharm Corporation, a Delaware corporation (the “Company”), and delivers to the Company herewith the Exercise Price.
You will kindly forward a certificate or certificates for the shares purchased hereby and, if such shares shall not include all of the shares provided in this Warrant, a new Warrant of like tenor and date for the balance of the shares issuable thereunder shall be delivered to the undersigned at the address set forth below.

Date:

Name of Holder

By:

Address: